Exhibit 5.1

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June 14, 2012 Safeway Inc. 5918 Stoneridge Mall Road Pleasanton, CA 94588	Frankfurt	San Diego
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Milan

Re:	Safeway Inc.

Ladies and Gentlemen:

We have acted as special counsel to Safeway Inc., a Delaware corporation (the “Company”), in connection with the issuance of $250,000,000 in aggregate principal amount of the Company’s Floating Rate Notes due 2013 (the “Notes”), under an indenture dated as of September 10, 1997 and an officers’ certificate dated June 14, 2012 setting forth the terms of the Notes (collectively, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”), and pursuant to (i) a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2011 (File No. 333-177489) (as so filed and as amended, the “Registration Statement”); (ii) a prospectus dated October 24, 2011 included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated June 7, 2012 (the “Preliminary Prospectus Supplement”, and together with the Base Prospectus, the “Preliminary Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act and a final prospectus supplement dated June 7, 2012 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act; and (iii) an underwriting agreement dated June 7, 2012 by and between Barclays Capital Inc. and U.S. Bancorp Investments, Inc., as representatives of the several underwriters named therein, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the

June 14, 2012

internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, upon authentication in accordance with the terms of the Indenture and delivery against payment therefor in accordance with the terms of the Indenture and the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Indenture, (d) Sections 10.15 and 10.16 of the Indenture, (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) covenants not to compete, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (o) whether the fourth paragraph of Section 7.7 of the Indenture is sufficient to create a security interest in favor of the Trustee on any of the assets or property referenced therein and (p) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

June 14, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K to be filed on June 14, 2012 and to the reference to our firm contained in the Prospectus under the heading “Validity of the Securities”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP